EXHIBIT 99.1

Tuesday Morning Corporation Announces First Quarter Fiscal 2019 Results

  Net sales increased 3.9% to $227.3 million; Comparable store sales increased 3.8%
  Gross margin increased 70 basis points from prior year

DALLAS, Nov. 01, 2018 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ: TUES), one of the original off-price retailers currently with over 715 stores across the United States specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal decor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers, today announced financial results for the first quarter ended September 30, 2018.

Steve Becker, Chief Executive Officer, stated, “We are off to a strong start this fall season.  We are especially pleased with the 3.8% overall comparable store sales growth in the first quarter.  Our marketing efforts are effectively reaching new customers, and our assortment is being well received, driving growth in both transactions and ticket.  Our base stores, defined as stores not recently impacted by real estate activity, had comparable store sales growth of 1.8% in the first quarter.  Our comparable store sales numbers were negatively impacted by approximately 200 basis points compared to last year due to a planned promotional shift from the first quarter to the second quarter of fiscal 2019.  We are making exciting progress across all aspects of our business, evidenced not only by our strong sales momentum, but also by the 70 basis point gross margin expansion in the quarter, culminating in over $4 million in adjusted EBITDA improvement as compared to the prior year quarter.  For 45 years, Tuesday Morning has focused on bringing great deals to our customers.  With a robust buying environment, combined with sales growth and our improved execution, we are well-prepared for the holiday season.”

First Quarter Fiscal 2019 Results of Operations

  Net sales were $227.3 million, compared to $218.8 million for the first quarter of fiscal 2018.  The Company’s sales comparison to the prior year is impacted by the net closure of nine stores during the last twelve months.

  Comparable store sales increased 3.8% compared to the same period a year ago, and were comprised of a 1.9% increase in customer transactions along with a 1.9% increase in average ticket.  During the first quarter, seven stores were relocated, two stores were opened, one store was expanded, and nine stores were closed, for an ending store count of 719 as of September 30, 2018.  Sales at the 40 stores relocated during the past 12 months increased approximately 57% on average for the first quarter of fiscal 2018 as compared to the prior year quarter and contributed approximately 280 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.  The Company's first quarter was negatively impacted by approximately 200 basis points due to a shift of a promotional event.  The Company expects that the second quarter will be positively impacted by this shift, though to a lesser extent given the higher expected volume of the holiday quarter.

  Gross margin for the first quarter of fiscal 2019 was 36.3% compared to 35.6% last year.  Gross profit increased $4.4 million to $82.4 million compared to $78.0 million of gross profit in the first quarter of fiscal 2018.  The increase in gross margin for the quarter was driven by continued improvements in initial merchandise mark-up and reduced markdowns.  Partially offsetting these improvements were increased freight costs, largely due to transportation cost headwinds along with increased volumes year over year this quarter.

  As a percentage of net sales, SG&A was 39.6% for the first quarter of fiscal 2019 compared to 41.1% in the same period last year, leveraging approximately 150 basis points.  Selling, general and administrative expenses (SG&A) were relatively flat, increasing $0.1 million to $90.0 million in the first quarter of fiscal 2019, compared to $89.9 million in the same period last year.  This decrease in SG&A as a percentage of net sales was driven primarily by leveraging store labor costs, reduced advertising expenses due in part to promotional timing, and reduced real estate projects and related expenses, as well as reductions in certain corporate expenses, including legal and insurance costs, which decreased both in dollars and as a percentage of net sales in the current year quarter from the prior year quarter.  Partially offsetting these decreased costs were higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, along with increased incentive compensation and retention costs.

  The Company’s operating loss for the first quarter of fiscal 2019 was $7.6 million, compared to an operating loss of $12.0 million in the first quarter of fiscal 2018, an improvement of 37%.

  The Company reported a net loss of $8.1 million, or $0.18 per share, for the first quarter of fiscal 2019 compared to a net loss of $12.3 million, or $0.28 per share, for the first quarter of fiscal 2018.

  EBITDA, a non-GAAP measure, was negative $0.9 million for the first quarter of fiscal 2019, compared to EBITDA of negative $5.4 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was negative $0.1 million for the first quarter of fiscal 2019, compared to Adjusted EBITDA of negative $4.1 million for the prior year period, primarily driven by the change in net loss as compared to the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the first quarter of fiscal 2019 with $12.6 million in cash and cash equivalents.  The Company had $55.6 million outstanding under its line of credit with availability on the line of $72.0 million.  Inventories at the end of the first quarter of fiscal 2019 were $291.9 million compared to $283.9 million at the end of the first quarter of fiscal 2018.  The increase in inventory was driven primarily by higher store inventory levels, due to an improved flow and earlier in-store build in support of the upcoming peak holiday selling season.  The improved flow of inventory in the current year resulted in increased borrowings under its line of credit as compared to the prior year.  The Company’s inventory turnover for the trailing five quarters as of September 30, 2018 was 2.6 turns, an improvement of approximately 8% from the trailing five quarter turnover as of September 30, 2017 of 2.4 turns.

Fiscal Year 2019 Outlook
The Company reaffirms the guidance for fiscal 2019 previously given and currently expects comparable store sales for fiscal 2019 to increase 3% to 5%.  The Company also expects year over year improvement in gross margin driven by improved product margin and lower supply chain expenses, partially offset by higher transportation costs.  Selling, general and administrative expenses are expected to deleverage modestly due to the normalization of incentive compensation based on the Company’s expectation of achieving its fiscal 2019 financial goals and the impact of retention costs as disclosed in its third quarter fiscal 2018 filing with the Securities and Exchange Commission.  For the year, the Company expects significant EBITDA improvement compared to fiscal 2018.

The Company currently plans to open 10 to 12 new stores, relocate 15 to 20 stores, expand one to three stores and close 20 to 30 stores in fiscal 2019.  Net capital expenditures for fiscal 2019 are expected to be in the range of approximately $15 million to $20 million.  The reduced level of capital spend from prior years reflects fewer relocations and new stores, partially offset by higher investments in information technology.  The Company currently does not anticipate its fiscal 2019 ending net debt balance to increase from its fiscal 2018 ending position.  The Company currently expects that at its peak borrowing level in fiscal 2019 to have approximately $65 million of availability on its line of credit.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 715 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review first quarter fiscal 2019 financial results and provide a general business update today, November 1, 2018, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, November 1, 2018 through 10:59 a.m., Central Time, Sunday, November 4, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 4170707.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, EBITDA and Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of EBITDA and Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they describe management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations, future financial position, and their current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release also include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, EBITDA and Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of the Company’s store base, real estate strategy and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company believes are not representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA:

The following table reconciles net loss, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in thousands)	Three Months Ended September 30,
	2018	2017
Net loss (GAAP)	$(8,109)	$(12,254)
Depreciation and amortization	6,554	6,208
Interest expense, net	575	435
Income tax provision	124	179
EBITDA (non-GAAP)	$(856)	$(5,432)
Share-based compensation expense (1)	724	775
Cease-use rent expense (2)	65	345
Stockholder nominations related expenses (3)	—	379
Gain on sale of assets (4)	—	(185)
Adjusted EBITDA (non-GAAP)	$(67)	$(4,118)

(1) Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.
(2) Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.
(3) Adjustment includes only certain incremental expenses which relate to the stockholder nominations as described in the Company’s Preliminary and Definitive Proxy Statements filed with the SEC on September 25, 2017 and October 5, 2017, respectively.
(4) Adjustment includes the gain recognized from the sale-leaseback transaction which occurred in the fourth quarter of fiscal 2016.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended September 30,

	2018	2017

	(unaudited)

Net sales	$227,313	$218,756

Cost of sales	144,895	140,806
Gross profit	82,418	77,950

Selling, general and administrative expenses	90,006	89,944

Operating loss	(7,588)	(11,994)

Other income/(expense):
Interest expense	(587)	(439)
Other income, net	190	358
Loss before income taxes	(7,985)	(12,075)

Income tax provision	124	179

Net loss	$(8,109)	$(12,254)

Loss per share
Loss per common share:
Basic	$(0.18)	$(0.28)
Diluted	$(0.18)	$(0.28)

Weighted average number of common shares:
Basic	44,490	44,085
Diluted	44,490	44,085

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
	September 30,	June 30,	September 30,
	2018	2018	2017
	(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,552	$9,510	11,024
Inventories	291,932	234,365	283,871
Prepaid expenses	6,349	6,301	6,102
Other current assets	1,976	1,206	3,745
Total Current Assets	312,809	251,382	304,742
Property and equipment, net	118,934	121,117	123,025
Deferred financing costs	592	671	908
Other assets	3,225	3,086	2,432
Total Assets	$435,560	$376,256	$431,107

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$131,950	$88,912	129,020
Accrued liabilities	47,878	41,765	49,750
Income taxes payable	238	66	101
Total Current Liabilities	180,066	130,743	178,871

Borrowings under revolving credit facility	55,600	38,480	43,000
Deferred rent	23,254	22,883	18,552
Asset retirement obligation — non current	2,967	3,100	2,298
Other liabilities — non current	757	796	957
Total Liabilities	262,644	196,002	243,678

Stockholders' equity	172,916	180,254	187,429
Total Liabilities and Stockholders' Equity	$435,560	$376,256	$431,107

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Three Months Ended September 30,

	2018	2017

	(unaudited)
Cash flows from operating activities:
Net loss	$(8,109)	$(12,254)
Adjustments to reconcile net loss to net
cash provided by/(used in) operating activities:
Depreciation and amortization	6,554	6,208
Amortization of financing costs	79	78
Gain on disposal of assets	(9)	(24)
Gain on sale-leaseback	-	(185)
Share-based compensation	724	775
Construction allowances from landlords	542	2,043
Change in operating assets and liabilities:
Inventories	(57,520)	(61,896)
Prepaid and other current assets	(696)	(1,673)
Accounts payable	33,630	60,260
Accrued liabilities	6,570	6,381
Deferred rent	(172)	2,894
Income taxes payable	174	94
Other liabilities — non-current	(132)	(92)
Net cash provided by/(used in) operating activities	(18,365)	2,609

Cash flows from investing activities:
Capital expenditures	(4,831)	(11,759)
Purchase of intellectual property	(262)	(8)
Proceeds from sale of assets	12	24
Net cash used in investing activities	(5,081)	(11,743)

Cash flows from financing activities:
Proceeds under revolving credit facility	38,300	43,100
Repayments under revolving credit facility	(21,180)	(30,600)
Change in cash overdraft	9,408	1,434
Payments on capital leases	(40)	(39)
Net cash provided by financing activities	26,488	13,895

Net increase in cash and cash equivalents	3,042	4,761

Cash and cash equivalents, beginning of period	9,510	6,263

Cash and cash equivalents, end of period	$12,552	$11,024

INVESTOR RELATIONS:
Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com

MEDIA:
Blynn Austin
Perry Street Communications
214-965-9955
BAustin@perryst.com